                                                                     Exhibit 3.1

                         CERTIFICATE OF INCORPORATION
                                      OF
                          THE NATIONAL REGISTRY INC.

     The undersigned, a natural person, for the purpose of organizing a corporation for conducting the business and prompting the purposes hereinafter stated, under the provisions and subject to the requirements of the laws of the State of Delaware (particularly Chapter 1, Title 8 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified and referred to as the "General Corporation Law of the State of Delaware") hereby certifies that:

     First: The name of this corporation (hereinafter called the "Corporation")
     ------
is The National Registry Inc.

     Second: The address, including street, number, city and county, of the
     -------
registered office of the Corporation in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle (zip code 19801); and the name of the registered agent of the Corporation in the State of Delaware at such address is The Corporation Trust Company.

     Third: The nature of the business and the purposes to be conducted and
     ------
promoted by the Corporation are to conduct any lawful business, to promote any lawful purpose, and to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

     Fourth: The total number of shares of stock which the Corporation shall
     -------
have authority to issue is 1,000 shares of Common Stock, $.01 par value per share (the "Common Stock").

     Fifth: The name and mailing address of the incorporator are as follows:
     ------
Barry L. Dastin, c/o Stroock & Stroock & Lavan, 2029 \Century Park
East, Suite 1800, Los Angeles, California 90067.

     Sixth: The Corporation is to have perpetual existence.
     ------

     Seventh: Whenever a compromise or arrangement is proposed between this
     --------
Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction with in the State of Delaware may, on the application of the summary way of this Corporation or of any creditor or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of creditors or class of creditors, and/or of the stockholders or class of stockholders, of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders, of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the Court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

     Eighth: The original By-Laws of the Corporation shall be adopted by the
     -------
incorporator. Thereafter, the power to make, alter, or repeal the By-Laws, and to adopt any new By-Laws, shall be vested in the Board of Directors.

     Ninth: The Corporation shall, to the fullest extent permitted by Section
     ------
145 of the General Corporation Law of the State of Delaware, as the same may be amended or supplemented, or by any successor thereto, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section. Such right to indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. The indemnification provided for herein shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise.

     Tenth: No director of the Corporation shall be personally liable to the
     ------
Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such a director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law (i) for any breach of the director's duty of loyalty to the corporation or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which such director derived an improper personal benefit. No amendment to or repeal of this Article TENTH shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal. If the

Delaware General Corporation Law is amended hereafter to further eliminate or limit the personal liability of directors, the liability of a director of this corporation shall be limited or eliminated to the fullest extent permitted by the Delaware General Corporation Law. as amended.

     Executed at Los Angeles, California on October 22, 1991.

                                                 /s/
                                  ---------------------------------
                                  Barry L. Dastin, Incorporator